SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Definitive Additional Materials

Mid-America Apartment Communities, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MID-AMERICA APARTMENT COMMUNITIES, INC.

April 7, 2008

To our shareholders:

     You are invited to attend the 2008 Annual Meeting of Shareholders of Mid-America Apartment Communities, Inc., or Mid-America, to be held at 1:00 p.m., Central Daylight Time, on Tuesday, May 20, 2008, at the Reserve at Dexter Lake Apartments, 1505 Dexter Lake Drive, Memphis, Tennessee 38018. The Notice of Annual Meeting of Shareholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about Mid-America.

     During the meeting, management will review our recently completed 2007 fiscal year and provide a report on our progress, including recent developments. Shareholders will also have the opportunity to ask questions about Mid-America.

     Along with the other members of the Board of Directors and management, I look forward to greeting you at the Annual Meeting if you are able to attend.

Cordially,

H. ERIC BOLTON, JR.
President and Chief Executive Officer

MID-AMERICA APARTMENT COMMUNITIES, INC.
6584 Poplar Avenue, Suite 300
Memphis, Tennessee 38138

______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday May 20, 2008
______________________

TIME, DATE & PLACE

     The 2008 Annual Meeting of Shareholders will be held at 1:00 p.m., Central Daylight Time, on Tuesday, May 20, 2008, at the Reserve at Dexter Lake Apartments, 1505 Dexter Lake Drive, Memphis, Tennessee 38018.

ITEMS OF BUSINESS

     Shareholders will consider and vote on the following items at the Annual Meeting:

1.	To amend Mid-America’s current Charter to move from a staggered Board structure to annual elections for all directors;

2.	To elect 3 directors to serve for 1 year if the proposed amendment to the current Charter is adopted, or to serve as Class II directors until 2011 if the amendment is not adopted, and in either case until their successors have been duly elected and qualified, as well as 1 Class I director to serve until the 2010 Annual Meeting of Shareholders and until his successor has been duly elected and qualified;

3.	To ratify the selection of Ernst & Young LLP as Mid-America’s independent registered public accounting firm for 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL THE ITEMS.

WHO MAY VOTE

     Shareholders of record at the close of business on Wednesday, March 12, 2008, are entitled to receive this notice and vote at the Annual Meeting.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 20, 2008. The Proxy Statement, Form 10-K and 2007 Annual Report are available at www.ProxyVote.com.

HOW TO VOTE

     Your vote is important. Please refer to the proxy card and the accompanying proxy statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By Order of the Board of Directors

LESLIE B.C. WOLFGANG
Vice President, Director of External Reporting and
Corporate Secretary

Memphis, Tennessee
April 7, 2008

Whether or not you plan to attend the meeting, please submit your proxy prior to the meeting by following the instructions on the enclosed proxy card or voter instruction form. Shareholders who attend the Annual Meeting may vote even if they have already sent in a proxy.

MID-AMERICA APARTMENT COMMUNITIES, INC.
6584 Poplar Avenue, Suite 300
Memphis, Tennessee 38138

_________________________

     PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF SHAREHOLDERS
_________________________

     Mid-America Apartment Communities, Inc. is soliciting proxies, and your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the Annual Meeting of Shareholders by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement, the enclosed proxy card, our 2007 Annual Report, and our 2007 Annual Report on Form 10-K to all shareholders beginning on or about April 7, 2008.

     In this proxy statement, terms such as “we,” “us” and “our” refer to Mid-America Apartment Communities, Inc., which may also be referred to from time to time as “Mid-America” to distinguish it from its subsidiaries or other related entities.

INFORMATION ABOUT THE MEETING

When is the Annual Meeting?

     The Annual Meeting will be held on Tuesday, May 20, 2008, at 1:00 p.m., Central Daylight Time.

Where will the Annual Meeting be held?

     Our Annual Meeting will be held at the Reserve at Dexter Lake Apartments, 1505 Dexter Lake Drive, Memphis, Tennessee 38018.

What items will be voted on at the Annual Meeting?

     You will vote on the following matters:

1.	To amend Mid-America’s current Charter to move from a staggered Board structure to annual elections for all directors;

2.	To elect 3 directors to serve for 1 year if the proposed amendment to the current Charter is adopted, or to serve as Class II directors until 2011 if the amendment is not adopted, and in either case until their successors have been duly elected and qualified, as well as 1 Class I director to serve until the 2010 Annual Meeting of Shareholders and until his successor has been duly elected and qualified;

3.	To ratify the selection of Ernst & Young LLP as Mid-America’s independent registered public accounting firm for 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

     Our Board of Directors recommends that you vote:

  “FOR” the amendment to the Charter to move to annual elections of directors;

  “FOR” the election of the 4 nominees named herein to serve on the Board of Directors;

  “FOR” the ratification of the selection of Ernst & Young LLP as Mid-America’s independent registered public accounting firm for 2008.

     If any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Do directors attend the annual meeting of shareholders?

     Mid-America does not require its directors to attend its Annual Meeting of Shareholders, but the Board of Directors encourages its members to attend. Then directors Bolton, Cates, Graf, Grinalds, Fogelman, McCormick, Sansom and Wadsworth attended the Annual Meeting of Shareholders held on May 22, 2007.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

     Only shareholders of record at the close of business on the record date, March 12, 2008, are entitled to receive notice of the 2008 Annual Meeting and to vote the shares that they held on that date at the annual meeting, or any postponement or adjournment of the annual meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. As of the close of business on March 12, 2008, Mid-America had 25,795,811 shares of common stock outstanding.

     Shareholders of Record: Shares Registered in Your Name. If on March 12, 2008 your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on March 12, 2008 your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote my shares?

     Shareholders of Record: If you are a shareholder of record (your shares are registered directly in your name with our transfer agent) you may vote your shares in person or by proxy:

In Person: You may attend the Annual Meeting and vote in person.

By Proxy: You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

  By Telephone: You may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

  On the Internet: You may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

  By Mail: If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

     Beneficial Owner: If you are a beneficial owner (your shares are held in an account with a brokerage firm, bank, dealer or similar organization) you may vote your shares in person or by proxy:

In Person: You may attend the Annual Meeting and vote in person; however, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

By Proxy: If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than Mid-America. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, follow the instructions provided by your broker or bank to vote by telephone or over the Internet as that organization allows.

What if I have shares in the Mid-America Employee Stock Ownership Plan?

     If you have shares in an account under the Mid-America Employee Stock Ownership Plan, you have the right to vote the shares in your account. To do this you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the proxy card.

How will my vote be counted?

     Your vote will be cast as you indicate on your proxy card. If you submit an executed proxy without marking any voting selections, your shares will be voted “FOR” the amendment to the Charter to move to annual elections of directors, “FOR” the election of 4 nominees to serve on the Board of Directors and “FOR” the selection of Ernst & Young LLP to serve as Mid-America’s independent registered public accounting firm for 2008. If any additional matters are properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes and (with respect to proposals other than the election of directors) “Against” and “Abstain” votes. Abstentions and broker non-votes have no effect and are not counted towards the voted total for any proposal, other than Proposal No. 1 (regarding the amendment of Mid-America’s Charter) in which an abstention or broker non-vote will have the effect of a vote “Against” the proposal.

     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

Can I change my vote after I return my proxy card?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  You may submit another properly completed proxy bearing a later date;

  You may send a written notice that you are revoking your proxy to Mid-America’s Corporate Secretary, 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138; or

  You may attend the annual meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

     If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

  For the amendment to the Charter to move to annual elections of directors to pass, the proposal must receive a majority of votes “For” the proposal among all votes entitled to be cast. Abstentions and broker non-votes will be counted as votes “Against” the proposal.

  For the election of directors, the four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will have no effect.

  For ratification of the proposal to appoint Ernst & Young LLP as Mid-America’s independent registered public accounting firm for the fiscal year ending December 31, 2008, the proposal must receive more votes in favor of ratification than votes cast against. Abstentions and broker non-votes will not be counted as voting either for or against the firm. However, the Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the shareholders in selecting our independent registered public accounting firm in the future.

How many shares must be present to constitute a quorum for the meeting?

     A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. On March 12, 2008, the record date, there were 25,795,811 shares outstanding and entitled to vote. Thus 12,897,906 shares must be represented by shareholders present at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

     Preliminary voting results will be announced at the annual meeting. Final results will be published in Mid-America’s quarterly report on Form 10-Q for the second quarter of 2008, which can be found on the Investor Relations page of our website (http://ir.maac.net) following the report’s filing with the Securities and Exchange Commission.

ADDITIONAL INFORMATION

How and when may I submit a shareholder proposal for Mid-America’s 2009 Annual Meeting?

     Our annual meeting of shareholders generally is held in May of each year. We will consider for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders, shareholder proposals that are received at our executive offices no later than December 12, 2008, and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to our Corporate Secretary at Mid-America Apartment Communities, Inc., 6584 Poplar Ave., Ste. 300, Memphis, Tennessee 38138.

     Pursuant to Mid-America’s Amended and Restated Bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2009 Annual Meeting of Shareholders, you must notify our Corporate Secretary, in writing, not later than the close of business on December 12, 2008, nor earlier than the close of business on November 12, 2008. We also advise you to review Mid-America’s Amended and Restated Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2009 Annual Meeting of Shareholders between April 20, 2009 and June 19, 2009. The Chairman of the 2009 Annual Meeting of Shareholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Shareholders will confer discretionary voting authority with respect to any matter presented by a shareholder at that meeting for which Mid-America has not been provided with timely notice.

How can I obtain Mid-America’s Annual Report on Form 10-K?

     Our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, including the financial statements, and financial statement schedules is being mailed along with this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2007, including all exhibits may be obtained from the SEC Filings link on the Investor Relations page of our web-site at http://ir.maac.net or received free of charge by writing Investor Relations at Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. We expect that this Proxy Statement will first be sent to shareholders on or about April 7, 2008. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many copies should I receive if I share an address with another shareholder?

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

     Mid-America and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary at Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138 or by calling 901-682-6600. You also may elect to participate in householding if you are eligible to do so by marking the appropriate box on your proxy card.

     Mid-America can only household registered shares. If you own registered shares as well as hold shares in a brokerage account, you will continue to receive multiple copies of the proxy statement. Similarly, if you own shares in more than one brokerage firm, you can only household the proxy statements you receive with each individual brokerage house.

Who should I contact if I have any questions?

     If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact our Investor Relations Department at 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138, or by emailing investor.relations@maac.net or calling (901) 682-6600.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

What is our philosophy regarding corporate governance?

     We believe that effective corporate governance is critical to our long-term health and our ability to create value for our shareholders. We have continued to review our corporate governance policies and practices and to compare them against “best practices” proposals and the practices of other public companies. We also have continued to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the SEC, and the corporate governance rules of the New York Stock Exchange, or the NYSE. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit Mid-America and our shareholders. Based on this review, the Board of Directors has established and maintains Corporate Governance Guidelines that include detailed specifications for director qualification and responsibility. You may find a copy of our Corporate Governance Guidelines on the Investor Relations page of our website at http://ir.maac.net.

     The responsibilities of our Board of Directors and Board committees are described below, along with other corporate governance-related disclosures. All of our Board’s committees have written charters which can be found in the Governance Documents section on the Investor Relations page of our website at http://ir.maac.net. Mid-America will also provide a copy of any committee charter, the Corporate Governance Guidelines or our Code of Business Conduct and Ethics without charge upon written request sent to: Mid-America Apartment Communities, Inc.,

Attention: Investor Relations, 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

How many independent directors do we have?

     Our Board of Directors has affirmatively determined that six of our current nine directors are independent: Alan B. Graf, Jr. (Nominee), John S. Grinalds, Ralph Horn (Nominee), Mary E. McCormick, Philip W. Norwood (Nominee) and William B. Sansom. All of these directors meet the independence standards of our Corporate Governance Guidelines, the NYSE listing standards and applicable SEC rules.

How do we determine whether a director is independent?

     A director is considered independent if our Board of Directors affirmatively determines that the director has no direct or indirect material relationship with us. Consistent with the requirements of the SEC, the NYSE and general corporate “best practices” proposals, our Board of Directors reviews all relevant transactions or relationships between each director, or any of his or her family members, and Mid-America, our senior management and our independent auditors. The Board has adopted the following categorical standards:

  A director who is an employee, or whose immediate family member is an executive officer, of Mid-America is not independent until three years after the end of such employment relationship.

  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

  A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Mid-America is not independent until three years after the end of the affiliation or the employment or auditing relationship.

  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the our present executive officers serve on that company’s Compensation Committee is not independent until three years after the end of such service or the employment relationship.

  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Mid-America for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

     The Board consults with Mid-America’s corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Do any independent directors have relationships with Mid-America that the Board of Directors determined were not material?

     Mr. Graf is an Executive Vice President and Chief Financial Officer of FedEx Corporation. In the normal course of business, we use FedEx as an overnight courier. The Board of Directors concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Graf’s independent judgment, and therefore does not prevent him from being independent.

     Mr. Horn was Chairman of the Board of Directors of First Tennessee National Corporation, or FTNC, now First Horizon National Corporation, or FHNC, until December 2003 and was previously the President and Chief Executive Officer of FTNC until 2002. Mr. Sansom serves on the Board of Directors and Executive Committee of FHNC.

We have a line of credit with a group of banks led by Regions Bank. First Tennessee Bank, the principal banking subsidiary of FTNC, has committed approximately $17.5 million towards this line of credit. We have also entered into interest rate swap agreements with First Tennessee Bank totaling a notional amount of $75 million based on three-month LIBOR. Both the line of credit and the interest rate swap agreements were entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions between unrelated parties. Because of the arm’s-length nature of the transaction, the Board of Directors concluded that these relationships are not material and do not otherwise impair, or appear to impair, Mr. Horn’s or Mr. Sansom’s independent judgment, and therefore do not prevent them from being independent.

     Mr. Sansom also serves as the Chairman of the Board of Directors for the Tennessee Valley Authority, or TVA. TVA is a public power company which supplies wholesale power to municipal and cooperative power distributors as well as large industries and government installations. Some of Mid-America’s communities may be served by power companies who purchase power from TVA. None of Mid-America’s communities buy power directly from TVA. As Mid-America communities would have no influence over the wholesale choices of the power companies which serve them, the Board of Directors concluded that this potential relationship is not material and does not otherwise impair, or appear to impair, Mr. Sansom’s independent judgment, and therefore does not prevent him from being independent.

How many times did our Board of Directors meet last year?

     The Board of Directors held seven meetings during 2007.

Did any of our directors attend fewer than 75% of the meetings of the Board of Directors and their assigned committees?

     All of the directors who were serving during the calendar year 2007 attended more than 75% of the meetings of the Board of Directors and their assigned committees during the fiscal year with the exception of Mr. Starnes. Mr. Starnes was unable to attend any of the Board of Directors and his assigned committee meetings as he was recovering from an illness experienced in 2006. Mr. Starnes’ term ended on May 22, 2007 and he did not stand for re-election.

Does our Board of Directors meet regularly without management present?

     Our directors, excluding Messrs. Bolton and Wadsworth, regularly meet to promote open discussion among the non-management directors. Mr. Cates presides over these executive sessions. The non-management directors held two executive sessions during 2007.

Do our independent directors meet regularly without non-independent members?

     Our directors, excluding Messrs. Bolton, Cates and Wadsworth, meet regularly to promote open discussion among the independent directors. The committee chairmen share presidation over these sessions. The independent directors held two executive sessions during 2007.

Does our Board of Directors have any standing committees?

     We have three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The members of each committee are independent, pursuant to the standards set forth in our Corporate Governance Guidelines, the NYSE listing standards and applicable SEC rules. Each standing committee of the Board of Directors has a charter which can be found on the Investor Relations page of our website at http://ir.maac.net in the Governance Documents section.

     The current membership of and information about each of our Board committees is shown below.

Committee/Current Members	Committee Functions
Audit Committee Current Members Mr. Graf (Chairman) Mr. Grinalds Ms. McCormick Number of meetings held in 2007: Eight appointing, determining the compensation of, and overseeing the work of the independent registered public accounting firm;

  pre-approving all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

  reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and our disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-Qs and 10-Ks;

  reviewing and discussing the adequacy and effectiveness of our systems of internal accounting and financial controls;

  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  reviewing the overall corporate “tone” for financial reports, controls, and ethical behavior;

  reviewing with management and the independent registered public accounting firm our compliance with the requirements for qualification as a REIT; and

  issuing a report annually as required by the SEC’s proxy solicitation rules.

Compensation Committee Current Members: Mr. Horn (Chairman) Mr. Norwood Mr. Sansom Number of meetings held in 2007: Three reviews and approves our compensation objectives;

  reviews and approves the compensation programs, plans, and awards for executive officers;

  acts as administrator as may be required for our equity-related incentive plans;

  reviews and discusses with management the information contained in the Compensation Discussion and Analysis section of the proxy statement; and

  issues a report annually related to executive compensation, as required by the SEC’s proxy solicitation rules.

Nominating and Corporate Governance Committee Current Members: Mr. Horn (Chairman) Mr. Norwood Mr. Sansom Number of meetings held in 2007: Three provides assistance and oversight in identifying qualified candidates to serve as members of the Board of Directors;

  reviews the qualification and performance of incumbent directors to determine whether to recommend them as nominees for reelection;

  reviews and considers candidates for directors who may be suggested by any director or executive officer, or by any shareholder if made in accordance with our charter, bylaws and applicable law; and

  recommends to the Board of Directors appropriate corporate governance principles that best serve the practices and objectives of the Board of Directors.

Does the Audit Committee have an Audit Committee Financial Expert?

     The Board has determined that Mr. Graf and Ms. McCormick both meet the qualifications of an audit committee financial expert as defined by applicable SEC rules.

How does the Board of Directors select director candidates?

     Our Charter currently divides the Board of Directors into three classes as nearly equal in number as possible, with each class serving a term of three years. Our shareholders have historically elected one class of directors at each annual meeting. The Board of Directors is asking shareholders to authorize the amendment of Mid-America’s Charter to move from this staggered Board structure to annual elections as terms currently being served expire.

     At their November 29, 2007 meeting, the Board of Directors voted to nominate Messrs. Bolton, Graf and Horn to serve for one year if the proposed amendment to the Charter is adopted, or to serve as Class II directors until the 2011 Annual Meeting of Shareholders if the proposed amendment to the Charter is not adopted, and in either case until their successors have been duly elected and qualified. Shareholders are being asked to elect Mr. Norwood to serve as a Class I director to serve until the 2010 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

Director Nomination Policy

     It is the policy of the Nominating and Corporate Governance Committee to review and consider all candidates for nomination and election as directors who may be suggested by any director or executive officer of Mid-America. It is Mid-America’s policy to refer to its Nominating and Corporate Governance committee for consideration any director candidate recommended by any shareholder who beneficially owns at least 1,000 shares of Mid-America’s outstanding common stock if made in accordance with Mid-America’s Charter, Amended and Restated Bylaws and applicable law.

     We will consider for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders, shareholder proposals that are received at our executive offices no later than December 12, 2008 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to the Nominating and Corporate Governance Committee, Attention: Corporate Secretary, Mid-America Apartment Communities, Inc., 6584 Poplar Ave., Ste. 300, Memphis, TN 38138. If you would like to recommend a director candidate, you must follow the procedures outlined above under the caption “Additional Information – How and when may I submit a shareholder proposal for Mid-America’s 2009 Annual Meeting?”

     If a shareholder is recommending a candidate to serve on the Board of Directors, the recommendation must include the information specified in Mid-America’s Amended and Restated Bylaws, including the following:

  The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

  The class and number of shares of Mid-America which are owned beneficially and of record by such shareholder and such beneficial owner;

  A description of all arrangements or understandings between the shareholder and the proposed nominee and any other person or persons regarding the nomination;

  The nominee’s written consent to being named in Mid-America’s proxy statement as a nominee and to serving as a director if elected; and

  All information regarding the nominee that would be required to be included in Mid-America’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

Minimum Director Qualifications

     The Nominating and Corporate Governance Committee along with the Board of Directors is responsible for determining the skills and characteristics that need to be met by each director and director nominee. In determining director or director nominee qualifications, views of both the individual and the Board of Directors as a whole shall be considered.

     A director or director nominee’s knowledge and/or experience in areas such as, but not limited to, real estate investing, REITs, management, leadership, public companies, equity and debt capital markets, and public company financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of the Board as a whole.

     The Board of Directors does not impose term limits but has adopted a retirement age of 75 after which a director will not be nominated for election. While it is believed that a director’s knowledge and/or experience can continue to provide benefit to the Board of Directors following a director’s retirement from their primary work affiliation, it is recognized that a director’s knowledge of and involvement in ever changing business environments can weaken and therefore their ability to continue to be an active contributor to the Board of Directors shall be reviewed. Upon a director’s change in employment status they are required to notify the Chairman of the Board of Directors and the Nominating and Corporate Governance Committee of such change and to offer their resignation for review.

     Other characteristics including, but not limited to, the director or director nominee’s material relationships with Mid-America, time availability, service on other boards of directors and their committees, or any other characteristics which may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee shall be reviewed for purposes of determining a director or director nominee’s qualification.

     Members of the Nominating and Corporate Governance Committee as well as other Board members and members of executive management may meet with directors or director nominees for purposes of determining their qualification.

Can I communicate directly with the Board of Directors?

     Yes. Shareholders and other interested parties may communicate in writing with our Board of Directors, any of its committees, its independent directors, non-management directors, or any individual director by using the following address:

                    Corporate Secretary
                    ATTN: {Group or director to whom you are addressing}
                    Mid-America Apartment Communities, Inc.
                    6584 Poplar Ave., Ste. 300
                    Memphis, TN 38138

     All letters addressed to the Board of Directors or its committees will be forwarded unopened to the appropriate chairman. Letters addressed to the independent or non-management directors will be forwarded unopened to the lead director of that group. Letters addressed to individual directors will be forwarded unopened to the addressee.

Does Mid-America have a Code of Ethics?

     Mid-America’s Board of Directors has adopted a Code of Business Conduct and Ethics applicable to Mid-America’s executive officers, including the Chief Executive Officer, or CEO, and Chief Financial Officer, of CFO. The Code of Business Conduct and Ethics is available on the Investor Relations page of our website at http://ir.maac.net in the Governance Documents section. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our CEO, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

What is the role of the Compensation Committee?

     Scope of Authority. Our Compensation Committee reviews and approves our compensation objectives and our compensation programs, plans, and awards for executive officers, among other things. The Compensation Committee’s charter can be found on the Investor Relations page of our website at http://ir.maac.net in the Governance Documents section. The Compensation Committee reviews its charter on an annual basis and, if necessary, recommends changes to the charter to the Board of Directors for approval.

     The Compensation Committee consists of Messrs. Horn (Chairman), Norwood and Sansom, each of whom is an independent director as affirmatively determined by our Board of Directors, in consultation with outside counsel. The Board consults with our outside counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

     Mr. Horn, as chairman of the Compensation Committee, is responsible for setting the agenda for meetings. The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of two or more members of the Compensation Committee, and may delegate authority to make grants and awards under any equity-based plan to the CEO with such limitations as determined by the Compensation Committee and as may be required by law or the listing standards of the NYSE. To date, the Compensation Committee has made no such delegation of its responsibilities.

     Roles of Executives in Establishing Compensation. While Messrs. Bolton and Wadsworth, our CEO and CFO, do participate in general meetings of the Compensation Committee, they do not participate in executive sessions nor do they participate in any discussions concerning their own compensation. Annually, upon request from the Compensation Committee, Messrs. Bolton and Wadsworth provide the Compensation Committee with data pertinent to their compensation. This data may from time-to-time include peer executive compensation levels, achievement of individual performance components of their annual bonus plans or data pertinent to their annual base salary increases. The Compensation Committee utilizes this information, along with input from committee members and, at times, outside consultants before making final independent compensation decisions. Messrs. Bolton and Wadsworth also provide data pertinent to the terms of our long-term incentive plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, Messrs. Bolton and Wadsworth, along with Mid-America’s Corporate Secretary and/or outside legal counsel, prepare and present to the Compensation Committee, the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All incentive plans are ultimately developed and adopted by the Compensation Committee.

     Use of Compensation Consultant. The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at Mid-America’s expense and upon terms established by the Compensation Committee. The Compensation Committee hired an external consultant, FPL Associates Compensation, to review the current compensation program offered to executive management, benchmark it against industry and peer levels and offer suggestions for changes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL POLICY

     We have adopted a Code of Business Conduct and Ethics, which specifies our policy relating to conflicts of interest. The Code of Business Conduct and Ethics states that a “conflict of interest” occurs when an individual’s private interests interfere in a material way or appear from the perspective of a reasonable person to interfere in a material way with the interests of Mid-America as a whole. Under the Code of Business Conduct and Ethics, an employee or director who becomes aware of a potential conflict of interest must report the conflict to Mid-America’s internal audit group. The Nominating and Corporate Governance Committee of the Board of Directors will determine whether a conflict of interest exists on a case-by-case basis and will memorialize its determinations and the reasons behind such determinations and whether to grant a waiver if a conflict of interest exists. In addition, all transactions involving related parties must be approved by a majority of the disinterested members of the Board of Directors.

INDEBTEDNESS OF MANAGEMENT TO MID-AMERICA

     In 1997, 1998, and 2000 we sold shares of common stock and limited partnership units in Mid-America Apartments, L.P. to certain employees pursuant to a Leadership Employee Stock Ownership Program, or LESOP. Under the LESOP, shares of common stock and limited partnership units were sold to employees at market prices, with 15% of the sale price loaned to the employee to be forgiven over a five-year period.

     Mr. Cates purchased a total of 175,000 shares pursuant to this program at an aggregate purchase price of $4,496,500. Roughly 85% of this amount, or $3,822,063 was funded by personal loans obtained by Mr. Cates, and the balance, $674,437, was funded by Mid-America’s LESOP bonus program over a five-year period.

     Mr. Bolton purchased a total of 110,000 limited partnership units pursuant to this program at an aggregate purchase price of $2,966,500. Roughly 85% of this amount, or $2,521,563 was funded by personal loans obtained by Mr. Bolton, and the balance, $444,937 was funded by Mid-America’s LESOP bonus program over a five-year period.

     Mr. Wadsworth purchased a total of 100,000 shares and limited partnership units pursuant to this program at an aggregate purchase price of $2,706,500. Roughly 85% of this amount, or $2,300,563 was funded by personal loans obtained by Mr. Wadsworth, and the balance, $405,937 was funded by Mid-America’s LESOP bonus program over a five-year period.

     In April 2002 Mid-America entered into duplicate LESOP bonus programs to the existing common stock and limited partnership unit sales. These agreements took affect immediately following the conclusion of the first agreements, have the same form and terms of the original agreements, and effectively raise the total LESOP bonus amount to 30% of the original sale price.

     The employees of Mid-America listed in the table below are indebted to Mid-America pursuant to such promissory notes for shares of common stock and limited partnership units acquired under the LESOP, which amounts are bonused to them over a five-year period. The table indicates the largest amount of the indebtedness outstanding during fiscal year 2007 and the amount outstanding at February 29, 2008. Such indebtedness bears interest at rates ranging from 5.59% to 6.49% per annum.

	Maximum Indebtedness	Indebtedness at
	During 2007	February 29, 2008
George E. Cates (1)	$280,706.25	$145,818.75
H. Eric Bolton, Jr.	131,175.00	42,187.50
Simon R. C. Wadsworth	123,375.00	42,187.50
Total executive officers	$535,256.25	$230,193.75
____________________

(1)	George E. Cates was not an executive officer of Mid-America during 2007, but is shown here as a participant in the LESOP program as a result of his former executive status with Mid-America.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The number of shares owned and percentage ownership in the following table is based on 25,718,880 shares of common stock outstanding on December 31, 2007. The following table sets forth information as of December 31, 2007, regarding each person known to us to be the beneficial owner of more than five percent of our common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class
Barclays Global Investors NA (1)	1,774,398	6.90%
45 Fremont Street 17th Floor
San Francisco, CA 94105

The Vanguard Group, Inc. (2)	1,576,970	6.13%
100 Vanguard Blvd.
Malvern, PA 19355

____________________

(1)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that beneficial ownership is divided between Barclays Global Investors, NA (860,780 shares as to which 701,024 have sole voting power and 860,780 have sole dispositive power); Barclays Global Fund Advisors (871,754 shares as to which 658,720 have sole voting power and 871,754 have sole dispositive power); Barclays Global Investors, Ltd (29,706 shares as to which 3,574 have sole voting power and 29,706 have sole dispositive power); and Barclays Global Investors Japan Limited (12,158 shares as to which 12,158 have sole voting power and 12,158 have sole dispositive power).

(2)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 23,552 shares and sole power to dispose or to direct the disposition of 1,576,970 shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The number of shares owned and percentage ownership in the following table is based on 25,779,355 shares of common stock outstanding on January 31, 2008. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of January 31, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

     The following table sets forth the beneficial ownership of our common stock as of January 31, 2008 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group. Except as otherwise indicated, the address of each officer, director and/or nominee listed below is c/o 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership
George E. Cates	664,571	(1)
H. Eric Bolton, Jr.**	235,721	(2)
Simon R. C. Wadsworth	195,362	(3)
Ralph Horn**	48,341	(4)
John S. Grinalds.	16,523	(5)
Alan B. Graf, Jr.**	13,992	(6)
Philip W. Norwood**	2,861	(7)
William B. Sansom	2,218	(8)
Mary E. McCormick	2,117	(9)
All Directors, Nominees and Executive Officers as a group (9 Persons)	1,181,706
____________________

(1)	Includes 295,964 shares owned directly by Mr. Cates, as to 268,256 of which Mr. Cates has sole voting power, and as to 27,708 of which Mr. Cates has shared voting power, (7,366 shares held by Mr. Cates through an individual retirement account, 6,596 shares Mr. Cates owns in a joint account with his wife, and 13,746 shares owned in a Keough plan); 201,233 shares that Mr. Cates has the current right to acquire upon redemption of limited partnership units, 115,000 to which Mr. Cates has pledged as collateral towards a personal line of credit; 113,956 shares that Mr. Cates has the right to acquire upon the exercise of options that are exercisable within 60 days of January 31, 2008; and 4,206 shares held in a deferred compensation account. Also includes 11,009 shares and 38,203 limited partnership units owned by Mr. Cates’ wife, over which Mr. Cates exercises no voting or investment power.

(2)	Includes 102,721 shares owned directly by Mr. Bolton, as to 95,082 of which Mr. Bolton has sole voting power and as to 7,639 of which Mr. Bolton has shared voting power; 110,000 shares that Mr. Bolton has the current right to acquire upon redemption of limited partnership units, 5,000 shares attributed to Mr. Bolton in Mid-America’s Employee Stock Ownership Plan, and 18,000 shares that Mr. Bolton has the right to acquire upon the exercise of options that are exercisable within 60 days of January 31, 2008.

(3)	Includes 139,490 shares owned directly by Mr. Wadsworth; 3,684 shares attributed to Mr. Wadsworth in Mid-America’s Employee Stock Ownership Plan; 52,188 shares that Mr. Wadsworth has the right to acquire upon redemption of limited partnership units and to which Mr. Wadsworth has pledged as collateral towards a line of credit.

(4)	Includes 33,842 shares owned directly by Mr. Horn; 1,000 shares that Mr. Horn has the right to acquire upon the exercise of options that are exercisable within 60 days of January 31, 2008; and 13,499 shares held in a deferred compensation account.

(5)	Includes 4,768 shares owned directly by General Grinalds, as to which 3,576 General Grinalds has sole voting power, and as to 1,192 of which General Grinalds has shared voting power, (678 shares held by General Grinalds through an individual retirement account, and 514 shares held in a trust); 11,180 shares held in a deferred compensation account; and 575 shares owned by General Grinalds’ wife.

(6)	Includes 5,842 shares owned directly by Mr. Graf; and 8,150 shares held in a deferred compensation account.

(7)	Includes 1,000 shares owned directly by Mr. Norwood; and 1,861 shares held in a deferred compensation account.

(8)	Includes 1,458 shares owned directly by Mr. Sansom; and 760 shares held in a deferred compensation account.

(9)	Includes 2,117 shares owned directly by Mrs. McCormick.

*	Represents less than 1% of total.

**	Director Nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires Mid-America’s directors and executive officers file with the Commission initial reports of ownership and reports of changes in ownership of Mid-America’s common stock and furnish Mid-America with copies of all forms filed.

     To Mid-America’s knowledge, based solely on review of the copies of such reports furnished to Mid-America and representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to Mid-America’s directors and executive officers were completed on a timely basis.

EXECUTIVE OFFICERS

     The following served as the executive officers of Mid-America in 2007:

H. ERIC BOLTON, JR.

     Mr. Bolton, age 51, is our President, CEO and Chairman of the Board of Directors. Mr. Bolton joined us in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Mr. Bolton assumed the position of CEO following the planned retirement of George E. Cates in October 2001 and became Chairman of the Board in September 2002. Mr. Bolton was with Trammell Crow Company for more than five years, and prior to joining us was Executive Vice President and CFO of Trammell Crow Realty Advisors.

SIMON R. C. WADSWORTH

     Mr. Wadsworth, age 60, has been Executive Vice President, CFO and a director since joining Mid-America in March 1994. Mr. Wadsworth owned a distribution company from 1982 until its successful sale in 1993 and prior to that served as Director of Mergers and Acquisitions for Holiday Inns, Inc.

      Upon their promotions to Executive Vice Presidents in early 2008, Albert M. Campbell, III, Thomas L. Grimes, Jr., and James Andrew Taylor met the requirements to begin being identified as named executive officers in compliance with the applicable provisions of the Exchange Act. As a result, the Compensation Committee took over responsibility for reviewing, evaluating and setting their compensation packages effective with their 2008 compensation.

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

     Our compensation discussion and analysis discusses the total compensation for our CEO and CFO, who were our only executive officers in 2007. Upon their promotion to Executive Vice Presidents in early 2008, Albert M. Campbell, III, Thomas L. Grimes, Jr., and James Andrew Taylor became executive officers. As a result, the Compensation Committee began reviewing, evaluating and establishing their compensation packages effective with their 2008 compensation.

     Our compensation discussion and analysis will describe to our current shareholders and potential investors, our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees and most of our employees are eligible to participate in the two main components of our compensation program (salary and annual bonus). The relative value of each of these programs for individual employees varies based on job role and responsibility, as well as our financial performance. We may limit the availability of some of our other compensation programs (such as retirement plans and health and welfare plans) to comply with regulatory requirements.

What are the objectives of our executive officer compensation program?

     The main objective of our executive officer compensation program is to align the interests of our executive officers with the interests of shareholders. To achieve this alignment we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term shareholder value. We and our competitors recruit from a limited pool of resources for individuals who are highly experienced, successful and well rewarded. Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of measurable corporate, business unit and individual performance objectives and to align executive officers’ interest with shareholder value creation. To achieve these objectives, the Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our executive officers, evaluates executive officer performance in light of those goals and sets executive officer compensation levels based on this evaluation.

     Our Compensation Committee generally sets executive compensation programs to be competitive with other well-managed, multi-family REITs and private real estate companies, taking into account individually each component of compensation. The Compensation Committee intends for each component and the aggregate of the compensation program to be competitive and to address the Compensation Committee’s general underlying philosophy and policies for executive officer compensation:

  to align the financial interests of the executive officers with those of our shareholders, both in the short and long term;

  to provide incentives for achieving and exceeding annual and long-term performance goals;

  to attract, retain and motivate highly competent executives by providing total compensation that is competitive with compensation at other well-managed REITs and real estate companies;

  to reward superior corporate and individual performance achieved through ethical leadership; and

  to appropriately reward executive officers for creating long-term shareholder value and returns.

     Our Compensation Committee evaluates the effectiveness of its compensation programs by reviewing the performance of Mid-America as a whole and the performance of individual officers of Mid-America. In doing so, the Compensation Committee takes into account Mid-America’s strategy as annually presented to the Board of Directors by Messrs. Bolton and Wadsworth, the total return being obtained by Mid-America’s shareholders, Mid-America’s fiscal performance both annually and for longer-term periods, as well as Messrs. Bolton’s and Wadsworth’s individual goals. To the extent that the Compensation Committee believes that changes to compensation programs are warranted, it will make changes to the plans as they conclude with respect to long-term incentive plans, and annually with respect to annual bonus plans.

What is our executive officer compensation program designed to reward?

     Our compensation program is designed to reward our executive officers when they achieve our annual business goals, build shareholder value and maintain long-term careers with Mid-America. We reward these three aspects so that the team will make balanced annual and long-term decisions that result in consistent financial performance, innovation and collaboration within Mid-America.

What are the elements of our executive officer compensation program and why do we provide each element?

     We have a straightforward compensation program. The three main elements are salary, bonus and long-term incentives. Each of these elements helps us attract and retain executive officers and the specific purposes of each of them are identified in the descriptions that follow.

Base Salary

     We provide an annual salary to each executive officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge and experience.

Bonus

     The bonus is part of our executive officers’ annual compensation and one component of variable compensation. We may or may not award an annual bonus, and the amount of any award varies with Mid-America’s performance and individual considerations.

Long-term incentives

     We provide long-term incentives in the form of stock-based compensation. Over Mid-America’s history, long-term incentives have consisted of stock options, partnership units in our operating partnership and shares of restricted stock. We offer stock-based compensation as an incentive to build long-term shareholder value, to align the interests of executive officers and shareholders, and to retain executive officers through what we hope will be long-term wealth creation in the value of their equity holdings, which have vesting provisions that encourage continued employment. Our executive officers are motivated by the potential appreciation in our stock price. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. We are positioned to refine our long-term incentive strategy should it be in the interests of shareholders so that we can continue to attract and retain the highly skilled talent required to execute our business strategy.

Employment Agreements

     Messrs. Bolton and Wadsworth both have employment agreements with Mid-America which they entered into in December 1999 which outline the compensation they will receive under different termination scenarios. Both employment agreements have (i) a term of one year that renews automatically on the first day of each month for an additional one-month period, so that on the first day of each month, unless sooner terminated in accordance with the terms of the agreement, the remaining term is one year; (ii) provide for annual base salary for Messrs. Bolton and Wadsworth, subject to change at the discretion of the Compensation Committee; and (iii) allows for annual incentive/bonus compensation.

     Upon Messrs. Bolton’s and/or Wadsworth’s termination due to death or permanent disability or in the event they are terminated without cause by Mid-America or suffer a constructive termination of their employment in the absence of a change of control, Mid-America will pay Messrs. Bolton and/or Wadsworth all amounts due to them as of the date of termination under the terms of all incentive and bonus plans, and will also continue to pay them their base salary as then in effect for one year after the termination. In addition, all stock options granted to Messrs. Bolton and/or Wadsworth shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Messrs. Bolton and/or Wadsworth may elect to receive an amount in cash equal to the in-the-money value of the shares covered by all such options. Finally, Mid-America will pay to Messrs. Bolton and/or Wadsworth all legal fees incurred by them in connection with their termination without cause or constructive termination by Mid-America. In this scenario, Mid-America’s current equity plans allow for the full vesting of any earned restricted stock as defined by each individual plan.

     If Messrs. Bolton and/or Wadsworth are terminated without cause or suffer a constructive termination in anticipation of, on, or within three years after a change in control of Mid-America, they are entitled to receive a payment equal to the sum of two and 99/100 (2.99) times their annual base salary in effect on the date of termination plus two and 99/100 (2.99) times their average annual cash bonus paid during the two immediately preceding fiscal years. To the extent that an excise tax on excess parachute payments will be imposed on Messrs. Bolton and/or Wadsworth under Section 4999 of the Internal Revenue Code as a result of such payment, Mid-America shall pay them an additional amount sufficient to reimburse them for taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, all stock options granted to Messrs. Bolton and/or Wadsworth shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Messrs. Bolton and/or Wadsworth may elect to receive an amount in cash equal to the greater of (i) the in-the-money value of the shares covered by all such options or (ii) the difference between the highest per share price for shares of Mid-America paid in connection with the change of control and the per share exercise price of the options held by them, multiplied by the number of shares covered by all such options. Finally, Mid-America will pay Messrs. Bolton and/or Wadsworth all legal fees incurred by them in connection with the change of control.

     Each employment agreement also contains confidentiality and non-competition provisions, as well as the agreement of Messrs. Bolton and Wadsworth not to have an interest in a competitor either as an owner or an employee within 5 miles of a property owned by Mid-America at the time of a change of control termination for the period of two years.

Deferred Compensation

     Messrs. Bolton and Wadsworth participate in the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan as Amended Effective January 1, 2005, or Deferred Comp Plan. The Deferred Comp Plan is a supplemental non-qualified deferred compensation plan made available to select employees to enable them to accumulate retirement benefits without the limitations on contributions placed on Mid-America’s 401(K) qualified plan. While the operation and investments of the Deferred Comp Plan mirror that of Mid-America’s 401(K) plan, both the deferred compensation of Messrs. Bolton and Wadsworth and Mid-America’s match are considered general assets of Mid-America.

     In accordance with the Deferred Comp Plan, benefits are paid out over five years beginning on the first day following the sixth full month occurring after either death, disability or the participant’s cessation of employment with Mid-America.

How do we determine the amount for each element of executive officer compensation?

General Philosophy

     We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

Process

     We follow a two-phase process. In the first phase, the Compensation Committee engaged a compensation consultant to conduct a competitive compensation analysis to estimate the 25th percentile, median, average and 75th percentile positions for salary, annual incentive, long-term incentive compensation, and total remuneration (salary + target bonus + annualized value of long-term incentives). The range from the 25th percentile to 75th percentile reflects what the Compensation Committee believes is competitively reasonable and appropriate. We believe this range is consistent with our compensation program objectives and is appropriate. In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

  Our analyses of competitive compensation practices;

  The Compensation Committee’s evaluation of the CEO and other executive officers;

  Individual performance and contributions to performance goals which could include, but are not limited to funds from operations growth, and total shareholder return growth;

  Operational management, such as project milestones and process improvements;

  Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;

  Individual expertise, skills and knowledge;

  Leadership, including developing and motivating employees, collaborating within Mid-America, attracting and retaining employees and personal development;

  Labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the long-term value to Mid-America; and

  Information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

     We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the Compensation Committee’s judgment of these factors along with competitive data that form the basis for determining the CEO’s compensation. The Compensation Committee and the CEO follow a similar practice to determine the basis of the other executive officers’ compensation.

Use of Compensation Consultant

     The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at Mid-America’s expense and upon terms established by the Compensation Committee. In 2005, the Compensation Committee hired an external consultant, FPL Associates Compensation, or FPL, to review the then current compensation program offered to executive management, benchmark it against industry and peer levels and offer suggestions for changes, referred to as the FPL Review. The Compensation Committee had the sole power and authority to establish the nature and scope of FPL’s engagement, set the fee to be paid to FPL and terminate FPL’s engagement. The Compensation Committee directed FPL to review Mid-America’s executive compensation program and to recommend changes as deemed appropriate to ensure that Mid-America’s program provides reasonable and competitive pay opportunities that are aligned with key business objectives and best practices. At the direction of the Compensation Committee, our executive officers discussed with FPL the duties of each executive officer of Mid-America and provided FPL with full and complete access to information requested by FPL as part of its evaluation of Mid-America’s executive compensation programs and policies. The Compensation Committee felt it would be prudent to have external experts periodically evaluate Mid-America’s program and make suggestions for changes to help ensure the compensation packages being offered are not out of line with peer and/or industry practices. The terms of the engagement and scope of work were established by the Compensation Committee.

     FPL presented the results of its review at the March 14, 2006 Compensation Committee meeting and the Compensation Committee considered their review in setting the 2006 and 2007 compensation programs. The Compensation Committee has subsequently hired FPL Associates Compensation again to review, benchmark and suggest changes to the executive compensation packages that will be established for 2008.

Identification of Peer Group

     As part of FPL’s engagement, it provided an independent analysis of Mid-America’s executive compensation program and practices. Based on industry peer group data available to FPL, including data from the most recent proxy filings by representative companies, FPL selected three comparative peer groups: an Asset-Based Peer Group consisting of 12 public real estate investment trusts that focus primarily on multifamily properties, a Size-Based Peer Group consisting of 13 public real estate investment trusts that are similar to Mid-America in terms of market capitalization and a Private Peer Group consisting of ten private real estate companies that are actively engaged in the multifamily sector. The Compensation Committee and FPL Associates Compensation felt reviewing peer data based on these three variables would help provide a good picture of comparable company practices. FPL compared base salaries, annual bonuses and total compensation to each peer group. The following companies comprised the peer groups:

Asset-Based Peer Group	Size-Based Peer Group	Private Peer Group
AMLI Residential Properties Trust	Brandywine Realty Trust	Berkshire Property Advisors, LLC
Associated Estates Realty Corporation	CenterPoint Properties Trust	The Empire Companies
BNP Residential Properties, Inc.	Commercial Net Lease Realty, Inc.	FirstWorthing
BRE Properties, Inc.	EastGroup Properties, Inc.	Hillwood Development Corp.
Camden Properties Trust	Entertainment Properties Trust	Irvine Apartment Communities
Colonial Properties Trust	Equity Inns, Inc.	JPI, Inc.
Essex Property Trust, Inc.	Equity One, Inc.	Simpson Housing Ltd. Pship, LLLP
Gables Residential Trust	Glimcher Realty Trust	Trammell Crow Residential
Home Properties, Inc.	Heritage Property Invest. Trst	The Woodlands
Post Properties, Inc.	LaSalle Hotel Properties	Western National Property Mgmt.
Town and Country Trust	MeriStar Hospitality Corporation
United Dominion Realty Trust, Inc.	Pennsylvania Real Estate Investment Trust
Tanger Factory Outlet Centers, Inc.

Comparison of Mid-America Executive Compensation to Peer Group and Recommendations

     The Compensation Committee received benchmarking information in March 2006 as a result of the FPL Review. The salary comparisons of our CEO and CFO across the three peer groups were as follows:

	Asset-Based	Size-Based	Private
	Peer Group	Peer Group	Peer Group
CEO	between 25th percentile and average	less than 25th percentile	between average and 75th percentile
CFO	less than 25th percentile	less than 25th percentile	between 25th percentile and median

     The Compensation Committee believed these results indicated the salary levels were competitively reasonable and appropriate and comparable with their target range of between the 25th percentile and the 75th percentile of peers.

     The comparisons of annual bonuses for our CEO and CFO across the three peer groups were as follows:

	Asset-Based	Size-Based	Private
	Peer Group	Peer Group	Peer Group
CEO	above the 75th percentile	between the average and 75th percentile	above the 75th percentile
CFO	above the 75th percentile	above the 75th percentile	above the 75th percentile

     In reviewing the comparisons of annual bonus compensation, the Compensation Committee took into account that Mid-America’s funds from operations per share growth over the period covered by the bonus was in the 85th percentile and 70th percentile of the Asset-Based and Size-Based peer groups, respectively. The Compensation Committee also considered that Mid-America shareholders received a 29.7% total shareholder return during the same period. After taking these factors into account, the Compensation Committee believed the level of annual bonus for our CEO and CFO was a warranted anomaly as it reflected significant performance achieved during the period, both individually for Mid-America and when compared to our peers.

     The comparisons of the annualized value of long-term incentive awards for our CEO and CFO were as follows:

	Asset-Based	Size-Based	Private
	Peer Group	Peer Group	Peer Group
CEO	above the 75th percentile	between the 25th percentile and median	between the average and 75th percentile
CFO	above the 75th percentile	between the average and 75th percentile	above the 75th percentile

     In reviewing the comparisons of the annualized value of long-term incentive awards, the Compensation Committee took into account that 83% of our CEO’s award amount and 82% of our CFO’s award amount for 2004, the year reviewed by FPL, represented the annualized award amount of the Long-Term Performance Based Incentive Compensation Plan. This plan was approved by shareholders and was based on total shareholder return from 2003 to 2005. Over this same period, Mid-America shareholders received an annualized return of 34.6%, which represented the top performance among the Asset-Based Peer Group. Because of the significant level of shareholder return achieved, the actual payout of the plan as approved by shareholders would have resulted in a much larger payout than was originally anticipated. As a result of the size of the potential award, and believing that a potential award of that magnitude was not in the best long-term interests of Mid-America or our shareholders, our CEO and CFO voluntarily offered to cap the payout to the amount used as an example to shareholders in the proxy statement dated April 30, 2003. The Compensation Committee subsequently voted to accept the cap. After taking into account the impact of this individual plan, the Compensation Committee believed the level of annualized value of long-term incentive awards for our CEO and CFO was a warranted anomaly as it reflected significant out-performance achieved for our shareholders.

     Overall, the Compensation Committee believed the results of the FPL Review indicated the current compensation packages were in line with peer practices and did not feel that any material adjustments to the executive compensation packages were required at the time.

     The Compensation Committee did not review peer compensation packages again in 2007, feeling that compensation levels would not vary that dramatically over the course of the year since they had received the comprehensive, external analysis provided by FPL. In late 2007, the Compensation Committee re-engaged FPL to provide similar analysis for consideration in determining salary, annual bonus and long-term incentive needs for 2008.

How compensation or amounts realizable from prior compensation are considered

     The amount of past compensation, including annual bonus awards, and amounts realized or realizable from prior stock option or restricted stock awards, is generally not a significant factor in the Compensation Committee’s considerations, because these awards would have been earned based on prior year performances. The Compensation Committee does, however, consider the timings of prior awards when reviewing the retention aspects of compensation packages.

Tax considerations

     A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), which limits Mid-America to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation”. The Compensation Committee believes it is appropriate to take into account the $1 million limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. None of the executive officers received compensation in 2007 that would exceed the $1 million limit on deductibility.

Role of our executive officers in compensation decisions

     While Messrs. Bolton and Wadsworth, our CEO and CFO, respectively, do participate in general meetings of the Compensation Committee, they do not participate in executive sessions nor do they participate in any discussions concerning their own compensation. Annually, upon request from the Compensation Committee, Messrs. Bolton and Wadsworth provide the Compensation Committee with data pertinent to their compensation. This data may from time-to-time include peer executive compensation levels, achievement of individual performance components of their annual bonus plans, or data pertinent to their annual base salary increases. The Compensation Committee utilizes this information, along with input from committee members and, at times, outside consultants before making final independent compensation decisions. Messrs. Bolton and Wadsworth also provide data pertinent to the terms of our long-term incentive plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, Messrs. Bolton and Wadsworth, along with Mid-America’s Corporate Secretary and/or outside legal counsel, prepare and present to the Compensation Committee, the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All incentive plans are ultimately developed and adopted by the Compensation Committee.

Timing, grant date and exercise price for stock option awards

     The Compensation Committee has not awarded any stock options since 2002. When the Compensation Committee was utilizing stock options as part of the compensation package they consistently maintained a practice to award stock options only at specific times in order to avoid any claim that grants to executive officers were initiated during periods potentially advantageous to them. During its winter meeting, the Compensation Committee would grant stock options to a broad group of employees, including executive officers, in amounts determined by the Compensation Committee. These grants were effective on the day awarded by the Compensation Committee with exercise prices equal to the closing price of Mid-America’s common stock on the NYSE on that day. Other than the annual grants described above, the Compensation Committee only considered additional grants for new employees. These grants were made in conjunction with the hiring of the employee and after Compensation Committee approval with the exercise price being equal to the closing price of Mid-America’s common stock on the NYSE on the day of grant.

Stock Ownership/Retention Guidelines

     Our executive officers are not subject to mandated stock ownership or stock retention guidelines. It is the belief of the Compensation Committee that the equity-based programs included in the executive compensation packages ensure that Mid-America’s executive officers are also owners of Mid-America and that those plans work to align the executive officers’ goals with the best interests of shareholders. Mid-America’s CEO and CFO are currently serving as directors on Mid-America’s Board of Directors and as such are subject to the stock ownership guidelines required of Mid-America’s directors which require ownership of $100,000 of Mid-America shares or the equivalent within three years of joining the Board. Both our CEO and CFO are in compliance with this requirement.

What is our analysis of the compensation for our named executive officers in 2007?

General

     The Fiscal 2007 target total direct compensation table below summarizes the levels established by our Compensation Committee with respect to salary, target bonus, and target total direct compensation. We discuss each element of the table in the narrative that follows.

		Target
		Bonus	Maximum	Target
	Base	(as a % of	Potential	Total
	Salary(1)	Base Salary)	Bonus(2)	Remuneration
H. Eric Bolton, CEO	$392,070	0-200%	$980,175	$1,176,210
Simon R.C. Wadsworth, CFO	$255,680	0-200%	$639,200	$767,040
____________________

(1)	These are the base salaries awarded by the Compensation Committee for 2007.

(2)	Reflects the maximum potential bonus payment under the Executive Bonus Plan.

Salary

     In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices in the REIT industry. The Compensation Committee seeks to compare the base salaries paid by companies in Mid-America’s peer group. Within this comparison group, the Compensation Committee makes comparisons to executive officers at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the Compensation Committee also takes into account the level of competition among companies in Mid-America’s industry to attract and retain talented personnel. The Compensation Committee also considers the internal pay equity among the other executive officers and in relation to the next lower tier of management in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. For newly hired executive officers, the Compensation Committee may consider additional factors such as the base salary of the executive at his or her previous employment. After consideration of the FPL Review, each component of compensation, and the average salary increase company-wide, the Compensation Committee increased Messrs. Bolton’s and Wadsworth’s base salaries to $392,070 and $255,680 for 2007, respectively, representing base salary increases of 3%, which the Compensation Committee felt was in line with the increases received by our general employee base.

Annual Bonus/Short-Term Incentive

     The annual incentive bonuses are intended to compensate executive officers for achieving our annual financial goals at corporate and business unit levels and for achieving agreed-upon individual annual performance objectives. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain Mid-America’s annual goals. Historically, the Compensation Committee has utilized annual bonus plans with both cash and/or restricted stock payout features depending on the size of the award earned and the potential cash impact to Mid-America. The annual bonus plan for executive officers for 2007 included both FFO growth and individual goal performance objectives. The FFO growth determines 80% of the award and allows for a range of bonus opportunities based on the actual FFO growth achieved. The individual goals determine 20% of the awards and include completing annual strategy objectives and maintaining ethical leadership. The plan is described in more detail under Executive Compensation – Grants of Plan Based Awards. The Compensation Committee feels it is appropriate to partially base these annual awards on a company performance metric such as FFO as the award is intended to reward the executive officer for achieving our corporate financial goals. On March 18, 2008, the Compensation Committee evaluated the performance of both aspects of the plan. FFO growth for 2007 was 6.6%, resulting in a 100% payout of the FFO portion of the plan. The Compensation Committee also determined that Messrs. Bolton and Wadsworth had achieved 100% of their individual goals, resulting in a 100% payout of the goal aspect of the plan. Furthermore, as the 6.6% FFO growth for 2007 went above and beyond the sliding scale in the plan, the Compensation Committee decided to apply a 10% discretionary modifier. Following these determinations, the Compensation Committee, in compliance with the 2007 annual bonus plan, awarded cash bonuses of $862,554 for Mr. Bolton and $562,496 for Mr. Wadsworth.

Long-term Incentive Compensation

     Equity-based plans provide for longer-term incentives that both align executive officer performance with our long-term goals and offer a retention component to the compensation package. The Compensation Committee also believes that having executive officers who are significant shareholders helps to better align their interests with that of other shareholders. There were no new long-term incentive plans established in 2007; however, our executive officers were participating in various equity-based plans that had been granted in prior years. One plan, the 2005 Key Management Restricted Stock Plan, was still in its performance period during 2007, but under its terms and performance requirements, executive management did not earn or receive any shares of restricted stock during 2007 for this plan. The remaining long-term incentive plans that the executive officers participated in during 2007 were based on prior performance periods, had no opportunity for restricted stock awards either in 2007 or beyond, and were simply in various stages of vesting previously issued shares of restricted stock. All of the long-term investment plans are described in more detail in the narrative accompanying the Summary Compensation Table and Grants of Plan Based Awards Table sections of this proxy.

2008 Compensation

     In November 2007, the Compensation Committee engaged FPL to review the current compensation package being offered to our named executive officers. FPL compared our compensation package to three peer groups consistent with the methodology used in their 2005 study and provided summaries of their findings to the Compensation Committee in February 2008. Based on the Compensation Committee’s review of the data presented by FPL, as well as the average increases awarded across Mid-America’s employees, our Compensation Committee approved 2008 annual base salaries for our named executive officers, as follows:

2008 Base
Salary
H. Eric Bolton, Jr., President, CEO and Chairman of the Board of Directors	$ 407,753
Simon R.C. Wadsworth, Executive Vice President and CFO	$ 265,907
Albert M. Campbell, III, Executive Vice President and Treasurer	$ 159,640
Thomas L. Grimes, Jr., Executive Vice President and Director of Property
Management Operations	$ 170,441
James Andrew Taylor, Executive Vice President and Director of Asset Management	$ 150,000

     The Compensation Committee also approved the 2008 Annual Bonus Plan for executive officers. The plan allows for bonuses of up to 200% of salary for Messrs. Bolton and Wadsworth and up to 100% of salary for Messrs. Campbell, Grimes and Taylor, based on levels of FFO per share growth, same store GOI growth and individual performance goals attained. The Compensation Committee has the right to apply up to a positive or negative 25% discretionary modifier to the bonus earned.

Conclusion

     The Compensation Committee believes the executive leadership of Mid-America is a key element to its success and that the compensation package offered to the executive officer is a key element in attracting and retaining the appropriate personnel.

     The Compensation Committee believes it has historically maintained compensation for its executive officers at levels that are reflective of the talent and success of the individuals being compensated, and with the inclusion of additional compensation directly tied to performance, the Compensation Committee believes executive compensation will be sufficiently comparable to its industry peers to allow Mid-America to retain its key personnel at costs which are appropriate for Mid-America.

     The Compensation Committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for shareholders. The Compensation Committee believes the idea of creating ownership in Mid-America helps align management’s interests with the interests of shareholders. The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the Compensation Committee feels it is necessary and/or appropriate as a measure to incentivize, retain and/or reward Mid-America’s executive officers.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of Mid-America Apartment Communities, Inc. has reviewed and discussed with management the information contained in the Compensation Discussion & Analysis section of this Proxy Statement and recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement and Mid-America’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE:
RALPH HORN (Chairman)
PHILIP W. NORWOOD
WILLIAM B. SANSOM

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding compensation earned by our CEO and our CFO, who we consider to be our only executive officers, during 2007. While certain stock and option awards may appear as earned in current years for purposes of this table, primarily due to the timing of vesting of previous grants, the performance periods for which the grants were awarded could be for periods prior to those disclosed. Please see the relevant footnotes and the descriptions of plans following this table.

							Change in
							Pension
							Value and
						Non-	Nonqualified
						Equity	Deferred
Name and				Stock	Option	Incentive	Compensation	All Other
Principal			Bonus	Awards	Awards	Plan	Earnings	Compensation	Total
Position	Year	Salary	($)	($) (1)	($) (1)	Compensation	($)	($)	($)
H. Eric Bolton, Jr.	2007	$389,390.94	$500.00	$134,704.99 (2)	$826.63 (4)	$862,554.00 (6)	$ —	$122,142.78 (7)	$1,510,119.34
CEO	2006	$378,262.92	$500.00	$218,451.60	$6,883.55	$456,780.00	$ —	$135,658.66	$1,196,536.73

Simon R.C. Wadsworth	2007	$253,936.99	$500.00	$87,372.37 (3)	$720.56 (5)	$562,496.00 (6)	$ —	$104,933.93 (8)	$1,009,959.85
EVP and CFO	2006	$246,693.24	$500.00	$141,972.35	$6,001.80	$297,900.00	$ —	$115,186.48	$808,253.87
____________________

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures made during the year. For a complete description of the assumptions made in determining the FAS 123R valuation, please refer to Stock Based Compensation in our audited financial statements in our Annual Report on Form 10-K for the indicated fiscal year.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123R for: (a) 4,500 shares of common stock issued to Mr. Bolton on February 22, 2000 pursuant to the 2000 Executive Restricted Stock Grant ($9,984.36); (b) 5,358 shares of common stock issued to Mr. Bolton on March 9, 2005 pursuant to the 2004 Annual Bonus Plan ($17,190.26); (c) 17,544 shares of common stock issued to Mr. Bolton on April 24, 2002 pursuant to the 2002 Key Management Restricted Stock Plan ($45,000.61); (d) 3,398 shares of common stock issued to Mr. Bolton on June 30, 2006 pursuant to the 2005 Key Management Restricted Stock Plan ($37,700.86); and (e) 44,937 shares of common stock issued to Mr. Bolton pursuant to the Long Term Performance Based Incentive Compensation Plan ($24,828.90).

(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123R for: (a) 1,250 shares of common stock issued to Mr. Wadsworth on February 22, 2000 pursuant to the 2000 Executive Restricted Stock Grant ($2,773.44); (b) 3,494 shares of common stock issued to Mr. Wadsworth on March 9, 2005 pursuant to the 2004 Annual Bonus Plan ($11,209.92); (c) 12,573 shares of common stock issued to Mr. Wadsworth on April 24, 2002 pursuant to the 2002 Key Management Restricted Stock Plan ($32,249.92); (d) 2,216 shares of common stock issued to Mr. Wadsworth on June 30, 2006 pursuant to the 2005 Key Management Restricted Stock Plan ($24,586.49); and (e) 29,958 shares of common stock issued to Mr. Wadsworth pursuant to the Long Term Performance Based Incentive Compensation Plan ($16,552.60).

(4)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123R for: (a) 2,500 options granted on August, 2, 1994, (b) 12,500 options granted on January 18, 1995, (c) 15,000 options granted on February 14, 1996, (d) 33,000 options granted on February 12, 1997, (e) 20,000 options granted on February 11, 1998, (f) 20,000 options granted on February 17, 1999, (g) 25,500 options granted on February 22, 2000, (h) 40,500 options granted on February 20, 2001, and (i) 60,000 options granted on February 19, 2002.

(5)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123R for: (a) 30,000 options granted on April 26, 1994, (b) 2,500 options granted on January 18, 1995, (c) 10,000 options granted on February 14, 1996, (d) 27,000 options granted on February 12, 1997, (e) 20,000 options granted on February 11, 1998, (f) 20,000 options granted on February 17, 1999, (g) 23,000 options granted on February 22, 2000, (h) 23,000 options ranted on February 20, 2001, and 40,000 options granted on February 19, 2002.

(6)	Represents the 2007 Annual Bonus for executive officers as awarded by the Compensation Committee on March 18, 2008.

(7)	All other compensation for Mr. Bolton consists of $25,401.40 in matching Mid-America contributions to the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan and $96,741.38 in offsets of indebtedness related to Mid-America’s LESOP program.

(8)	All other compensation for Mr. Wadsworth consists of $16,498.77 in matching Mid-America contributions to the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan and $88,435.16 in offsets of indebtedness related to Mid-America’s LESOP program.

     During the last several years, we have implemented certain equity-based plans that were designed to incent our management to maximize short-term and long-term shareholder value. While these plans were put in place prior to 2007, awards earned under the plans are recognized for financial reporting purposes under FAS 123R and therefore are reported in the table above. A full discussion of each plan and its role in compensating our executive officers is discussed below.

Options

     We have not granted any options since 2002, when the Compensation Committee made its last option grant to both executive officers and other employees. The Compensation Committee historically granted options to executive officers in conjunction with other employee grants on the day of its annual winter meeting. These grants were priced as of the closing market price on the day of grant. We have never had any program, plan or practice in place to time stock option grants to coordinate with the release of material non-public information. All previously granted and unexercised options became fully vested in 2007. The Compensation Committee does not currently plan to utilize options as a component of executive compensation in the future. At the time the Compensation Committee ceased the grant of options to employees of Mid-America, it was felt that this component of compensation may not be as effective as desired because price appreciation of REIT stocks had not historically been as significant as growth stocks, limiting the potential benefit of an option grant to the employee and thus limiting the successfulness of the program as a retention tool. Since this decision, accounting rule changes requiring the expensing of options through Mid-America’s income statement, regardless of actual benefit to the recipient, has further strengthened the Compensation Committee’s view that this type of compensation is not as cost-effective a tool as others.

Leadership Employee Stock Ownership Plan

     Following their annual spring meetings in 1997, 1998 and 2000, the Compensation Committee and the board of directors authorized us to sell shares of common stock and limited partnership units in Mid-America Apartments, L.P. to certain employees pursuant to a Leadership Employee Stock Ownership Program which we refer to as LESOP. Under the LESOP, shares of common stock and limited partnership units were sold to employees at market prices. The Compensation Committee granted advances, effectively loaning money, to our executive officers to cover a portion of the cost of acquisition of the shares of common stock or limited partnership units. The advances mature five years from the date of issuance and accrue interest, payable in arrears, at a rate established at the date of issuance. Mid-America also entered into supplemental bonus agreements with the executive officers which are intended to fund the payment of the advances over a five year period. The advances become due and payable and the bonus agreement will terminate if the employees voluntarily terminate their employment with Mid-America. Mid-America also agreed to pay a bonus to certain executive officers in an amount equal to the debt service on the advances for as long as they remain employed by us. The original advances represented 15% of the sale price of the shares of common stock and limited partnership units. In April 2002 we entered into duplicate LESOP advance and bonus agreements to the existing common stock and limited partnership unit sales. These agreements took effect immediately following the conclusion of the first agreements, have the same form and terms of the original agreements, and effectively raise the total LESOP bonus amount to 30% of the original sale price.

     In compliance with the passage of the Sarbanes-Oxley Act of 2002, which prohibited public companies from making new extensions of credit or arranging for the extension of credit in the form of a personal loan to any director or executive officer of that company, and from making material modifications to or renewals of any existing loan arrangements, we have not modified or renewed any aspect of the LESOP since 2002.

Other Long-Term Incentive Plans

     As a result of the discontinuation of both the option and LESOP components of the equity-based plans, the Compensation Committee moved to the issuance of shares of restricted common stock of Mid-America as an alternative to these incentive programs. The Compensation Committee felt these programs would continue to foster the alignment of management with the concerns of shareholders by making executive officers shareholders while providing opportunities to create long-term retention tools. The following equity-based plans are long-term plans implemented by the Compensation Committee to meet these objectives.

  2002 Key Management Restricted Stock Program. In 2002, the Compensation Committee granted a total of 30,117 shares of restricted common stock to executive officers as part of the 2002 Key Management Restricted Stock Program, or the 2002 Program. The shares could vest in 2002 through 2004 if our funds available for distribution increased during those years by an amount established at the beginning of the plan. Because the mandated growth in funds available for distribution was not satisfied, the 2002 Program reverted to a retention plan and the shares will vest 20% a year for five consecutive years beginning in 2008 conditioned upon each employees continued employment with us. Recipients receive dividend payments on the shares of restricted stock prior to vesting. The Compensation Committee tried to incent participants in the 2002 Program to increase funds available for distribution by offering the early vesting feature based on funds available for distribution growth as well as included a retention feature by requiring continued employment for the longer vesting schedule should the early vesting not be obtained.

  2005 Key Management Restricted Stock Program. In 2005, the Compensation Committee approved the 2005 Key Management Restricted Stock Program, or the 2005 Program. The 2005 Program awarded executive officers, along with 23 other key employees, up to 1.5 times their then annual salary in shares of restricted common stock based on a sliding scale of total shareholder return (as defined below) over three 12-month measurement periods ending on June 30, 2006, 2007 and 2008.
Percent of
Total Shareholder	Opportunity
Annual Performance	Earned
Less than 9.99%	0%
10.00% - 10.99%	25%
11.00% - 11.99%	50%
12.00% - 12.99%	75%
Greater than 13.00%	100%

There is also a catch-up provision if the targets are not met for any particular measurement period, but exceed the targets in subsequent measurement periods. Any shares of restricted stock earned will vest 100% at the end of a three-year restriction period that begins immediately upon the conclusion of the applicable measurement period. Dividends will be paid during the restriction period. Shares not earned during the measurement periods, or pursuant to the catch-up provisions, will not be awarded under the 2005 Program. There is no automatic vesting of shares. The Compensation Committee felt that while the 2005 Program retained a retention aspect, it better aligned managements efforts with shareholders as it is based on total shareholder return rather than the early vesting opportunity of funds available for distribution of the 2002 Program which can be impacted by accounting rule changes and one-time events, and the 2005 Program does not contain an automatic vesting feature. No shares were earned or awarded under this plan in 2007.

  Long-Term Performance Based Incentive Compensation Plan. The Compensation Committee submitted to our shareholders for approval the Long-Term Performance Based Incentive Compensation Plan (the “Long-Term Plan”) for executive officers. Our shareholders approved this plan on June 2, 2003. The Long-Term Plan allowed executive officers to earn performance units that convert into shares of restricted stock based on achieving defined total shareholder investment return performance levels. The potential awards were based on our performance from January 1, 2003, through December 31, 2005. Performance units generated were earned as of December 31, 2005, and were immediately convertible into shares of restricted stock. While these shares of restricted stock are entitled to dividend payments, they will not be transferable until they vest. Dependent upon the executive officer’s continued employment with Mid-America, any shares of restricted stock awarded will vest 20% annually from 2006 through 2010. In the event of death, disability, retirement or change of control any unvested shares of restricted stock will immediately vest.

Shareholder investment performance was calculated by the combination of dividends paid plus either (i) the market closing price of our common stock on December 31, 2005, or (ii) the value of our common stock at the close of business December 31, 2005. The value of our common stock was calculated by using a 12.5 multiple of funds available for distribution, or FAD, per share earned in 2005. The methodology utilized was to be that which generated the highest performance unit award pay-out at December 31, 2005.

The number of performance units to be issued was dependent upon the compounded shareholder investment return performance as indicated in the following table:

Compound Shareholder	Percentage of
Investment Return	Value Created
Performance	to be Awarded
<=10.0%	0%
10.1% - 11.0%	1%
11.1% - 12.0%	2%
>=12.1%	3%

In addition to the above, the compounded shareholder investment return performance had to rank within the top one-third of peer multifamily REITs as defined by the Compensation Committee. The number of performance units awarded was to equal the percentage of value created to be awarded times the total shareholder value created, divided by the value or price per share used in the generation of the shareholder investment return performance. The performance units were then to be allocated 60% to the CEO and 40% to the CFO. Based upon the then current share price and share price projections, a total potential award for the Long-Term Plan and the example provided in the proxy statement dated April 30, 2003, was presented as $3,632,429. Due to the creation of significant shareholder value resulting from the increase in the per share price of our common stock, if the Long-Term Plan were to have ended in 2004, the total award would have exceeded $14 million. As a result of the size of the potential award, Messrs. Bolton and Wadsworth approached the Compensation Committee and offered to allow the Long-Term Plan to be modified to cap the total of any potential award to $3,632,429, the amount originally presented to shareholders. The Compensation Committee voted to accept this modification to the Long-Term Plan effective with the filing of the 2005 proxy statement. Based on the December 31, 2005, closing price of $48.50 per share of our common stock and Mid-America’s 2005 FAD per share result of $2.55, both calculations of the Long-Term Plan resulted in the cap of $3,632,429 being awarded. On March 14, 2006, the Compensation Committee, along with outside legal counsel, reviewed and approved the peer group and ranking results and granted 44,937 and 29,958 shares of restricted stock to Messrs. Bolton and Wadsworth, respectively, in compliance with the Long-Term Plan. As with all of the equity-based plans, the Compensation Committee was attempting to balance aligning management’s goals and performance with the results obtained by shareholders as well as including a retention feature.

GRANTS OF PLAN BASED AWARDS

     The 2007 annual bonus plan was structured to reward executive officers for company performance and featured a potential cash payout. The plan took into account growth of Funds From Operations, or FFO, per share for 2007 over 2006, and the achievement of individual goals as approved by the Compensation Committee. The FFO growth determined 80% of the potential bonus based on a sliding scale defined as a percentage of salary as outlined below:

Bonus
Opportunity
FFO per Diluted Share/Unit	of 80% FFO
Growth Range	Growth
0% - 2.00%	0.0%
2.01% - 3.00%	12.5%
3.01% - 3.50%	25.0%
3.51% - 4.00%	37.5%
4.01% - 4.50%	50.0%
4.51% - 5.00%	62.5%
5.01% - 5.50%	75.0%
5.51% - 6.00%	87.5%
6.01% +	100.0%

     The attainment of individual goals determines the remaining 20% of the potential bonus. The Compensation Committee has the ability to factor in any unique variables that may or may not occur that impact Mid-America’s FFO performance, but may or may not subsequently impact Mid-America’s share price, to help align the potential bonus with actual shareholder performance realized for the year. The 2007 bonus opportunity is capped at 200% of base salary, but the Compensation Committee has the discretion to modify the award, if any is earned, either up or down by 25%. The Compensation Committee feels this annual cash bonus rewards the executive officer for short term company performance. The potential cash bonuses for fiscal year 2007 to be paid in 2008 and target and maximum performance levels are set forth below.

     The following table summarizes grants of plan-based awards made to our executive officers in 2007.

		Estimated Future Payouts
		Under Non-Equity Incentive
		Plan Awards
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
H. Eric Bolton, Jr.	3/20/2007	$ —	$784,140.00	$980,175.00
Simon R.C. Wadsworth	3/20/2007	$ —	$511,360.00	$639,200.00

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table summarizes the number of outstanding equity awards held by each of our executive officers as of December 31, 2007.

Option Awards	Stock Awards
Equity
Incentive	Equity
Plan	Incentive
Equity	Awards:	Plan Awards:
Incentive	Number	Number of	Market or
Number	Plan	of Shares	Market	Unearned	Payout Value
of	Number of	Awards:	or	Value of	Shares,	of Unearned
Securities	Securities	Number of	Units of	Shares or	Units or	Shares, Units
Underlying	Underlying	Securities	Stock	Units of	Other	or Other
Unexercised	Unexercised	Underlying	Option	That	Stock That	Rights That	Rights That
Options	Options	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
(#)	(#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
H. Eric Bolton, Jr.	18,000	(1)	$25.52	(1)	2/19/2012	(1)
CEO	1,350	(2)	$57,712.50	8,644	(10)	$369,564.00
17,544	(3)	$750,006.00
26,961	(4)	$1,152,582.75
3,398	(5)	$145,264.50

Simon R.C. Wadsworth
EVP and CFO	375	(6)	$16,031.25	5,637	(11)	$241,020.00
12,573	(7)	$537,495.75
17,974	(8)	$768,388.50
2,216	(9)	$94,734.00
____________________

(1)	On February 19, 2002, Mr. Bolton was granted an option to purchase 60,000 shares of our common stock as part of the Compensation Committee’s annual grant of options to Mid-America employees. The exercise price for the options is $25.52, the closing price of the common stock on the New York Stock Exchange on February 19, 2002. Mr. Bolton has exercised the option with respect to all but 18,000 shares of common stock.

(2)	On February 22, 2000, Mr. Bolton was granted 4,500 shares of restricted common stock which vests equally on each anniversary of the grant date over ten years.

(3)	On April 24, 2002, Mr. Bolton was granted 17,544 shares of restricted common stock in conjunction with Mid-America’s 2002 Key Management Restricted Stock Plan. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met and the shares will now vest equally over five years beginning on March 31, 2008, and each anniversary thereafter, contingent upon Mr. Bolton’s continued employment with Mid-America.

(4)	On March 14, 2006, Mr. Bolton was granted 44,937 shares of restricted common stock in conjunction with Mid-America’s Long-Term Performance Based Incentive Compensation Plan which vests equally over five years beginning on December 31, 2006, and each anniversary thereafter, contingent upon Mr. Bolton’s continued employment with Mid-America.

(5)	On June 30, 2006, Mr. Bolton was granted 3,398 shares of restricted common stock in conjunction with Mid-America’s 2005 Key Management Restricted Stock Plan which will vest on June 30, 2009, contingent upon Mr. Bolton’s continued employment with Mid-America.

(6)	On February 22, 2000, Mr. Wadsworth was granted 1,250 shares of restricted common stock which vests equally on each anniversary of the grant date over ten years.

(7)	On April 24, 2002, Mr. Wadsworth was granted 12,573 shares of restricted common stock in conjunction with Mid-America’s 2002 Key Management Restricted Stock Plan. The plan allowed for early vesting if certain performance measures were met. The early vesting requirements were not met and the shares will now vest equally over five years beginning on March 31, 2008, and each anniversary thereafter, contingent upon Mr. Wadsworth’s continued employment with Mid-America.

(8)

On March 14, 2006, Mr. Wadsworth was granted 29,958 shares of restricted common stock in conjunction with Mid-America’s Long-Term Performance Based Incentive Compensation Plan which vests equally over five years beginning on December 31, 2006, and each anniversary thereafter, contingent upon Mr. Wadsworth’s continued employment with Mid-America.

(9)

On June 30, 2006, Mr. Wadsworth was granted 2,216 shares of restricted common stock in conjunction with Mid-America’s 2005 Key Management Restricted Stock Plan which will vest on June 30, 2009, contingent upon Mr. Wadsworth’s continued employment with Mid-America.

(10)

Shares represent the total potential dollar value that can be earned by Mr. Bolton through the remaining life of the 2005 Key Management Restricted Stock Plan divided by the closing stock price of Mid-America on December 31, 2007.

(11)

Shares represent the total potential dollar value that can be earned by Mr. Wadsworth through the remaining life of the 2005 Key Management Restricted Stock Plan divided by the closing stock price of Mid-America on December 31, 2007.

OPTION EXERCISE AND STOCK VESTED

     The following table summarizes the number of options exercised and number of shares acquired upon the vesting of stock awards and the value realized by our executive officers as a result of each such occurrence during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#) (1)	($)
H. Eric Bolton, Jr.
CEO			450	$26,559.00
			2,679	$143,192.55
			8,988	$384,237.00
Simon R.C. Wadsworth	12,000	$342,960.00
EVP and CFO			125	$7,377.50
			1,747	$93,377.15
			5,992	$256,158.00
__________________

(1)	The shares represented in this column vested from the following plans:
	123(R)	Stock	Total		Remaining
	Grant	Issue	Shares	Shares	Unvested	Vesting
Plan	Date	Date	Granted	Vested	Shares	Schedule
Executive Restricted Stock Grant
H. Eric Bolton, Jr.	2/22/2000	2/22/2000	4,500	450	1,350	10% annually beginning on 2/22/2001
Simon R.C. Wadsworth	2/22/2000	2/22/2000	1,250	125	375	10% annually beginning on 2/22/2001
2004 Bonus Plan
H. Eric Bolton, Jr.	3/9/2005	3/9/2005	5,358	2,679	—	50% annually beginning 3/9/2006
Simon R.C. Wadsworth	3/9/2005	3/9/2005	3,494	1,747	—	50% annually beginning 3/9/2006
Long-Term Performance Based Incentive
Compensation Plan
H. Eric Bolton, Jr.	1/1/2003	3/14/2006	44,937	8,988	26,961	20% annually beginning on 12/31/2006
Simon R.C. Wadsworth	1/1/2003	3/14/2006	29,958	5,992	17,974	20% annually beginning on 12/31/2006

NON-QUALIFIED DEFERRED COMPENSATION

     Mid-America adopted the Mid-America Apartment Communities Non-Qualified Executive Deferred Compensation Retirement Plan, or Nonqualified Plan, for employees who were not qualified for participation in Mid-America’s 401(k) savings plan. Under the terms of the Nonqualified Plan, executive officers may elect to defer a percentage of their compensation and Mid-America matches a portion of their salary deferral. The plan is designed so that the employees’ investment earnings under the non-qualified plan should be the same as the earning assets in Mid-America’s 401(k) savings plan. The following table discloses the participation of executive officers in the Nonqualified Plan in 2007:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
H. Eric Bolton, Jr.	$84,617.05	$25,401.40	$52,895.99	$ —	$790,943.01
CEO
Simon R.C. Wadsworth	$82,775.63	$16,498.77	$93,018.13	$ —	$1,313,701.96
EVP and CFO

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Messrs. Bolton and Wadsworth both have employment agreements with Mid-America which they entered into in December 1999 which outline the compensation they will receive under different termination scenarios. Both employment agreements have (i) a term of one year that renews automatically on the first day of each month for an additional one-month period, so that on the first day of each month, unless sooner terminated in accordance with the terms of the agreement, the remaining term is one year; and (ii) provide for annual base salary for Messrs. Bolton and Wadsworth, subject to change at the discretion of the Compensation Committee; and (iii) allows for annual incentive/bonus compensation.

     Upon Messrs. Bolton’s and/or Wadsworth’s termination due to death or permanent disability or in the event they are terminated without cause by Mid-America or suffer a constructive termination of their employment in the absence of a change of control, Mid-America will pay Messrs. Bolton and/or Wadsworth all amounts due to them as of the date of termination under the terms of all incentive and bonus plans, and will also continue to pay them their base salary as then in effect for one year after the termination. In addition, all stock options granted to Messrs. Bolton and/or Wadsworth shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Messrs. Bolton and/or Wadsworth may elect to receive an amount in cash equal to the in-the-money value of the shares covered by all such options. Finally, Mid-America will pay to Messrs. Bolton and/or Wadsworth all legal fees incurred by them in connection with their termination without cause or constructive termination by Mid-America. In this scenario, Mid-America’s current equity plans allow for the full vesting of any earned restricted stock as defined by each individual plan.

     If Messrs. Bolton and/or Wadsworth are terminated without cause or suffer a constructive termination in anticipation of, on, or within three years after a change in control of Mid-America, they are entitled to receive a payment equal to the sum of two and 99/100 (2.99) times their annual base salary in effect on the date of termination plus two and 99/100 (2.99) times their average annual cash bonus paid during the two immediately preceding fiscal years. To the extent that an excise tax on excess parachute payments will be imposed on Messrs. Bolton and/or Wadsworth under Section 4999 of the Internal Revenue Code as a result of such payment, Mid-America shall pay them an additional amount sufficient to reimburse them for taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, all stock options granted to Messrs. Bolton and/or Wadsworth shall become fully vested and exercisable in accordance with the terms on the termination date. Alternatively, Messrs. Bolton and/or Wadsworth may elect to receive an amount in cash equal to the greater of (i) the in-the-money value of the shares covered by all such options or (ii) the difference between the highest per share price for shares of Mid-America paid in connection with the change of control and the per share exercise price of the options held by them, multiplied by the number of shares covered by all such options. Finally, Mid-America will pay Messrs. Bolton and/or Wadsworth all legal fees incurred by them in connection with the change of control.

     Each employment agreement also contains confidentiality and non-competition provisions, as well as the agreement of Messrs. Bolton and Wadsworth not to have an interest in a competitor either as an owner or an employee within 5 miles of a property owned by Mid-America at the time of a change of control termination for the period of two years.

Calculation of Benefits

     The following table includes an estimate of the potential payments we would be required to make upon termination of employment of the named executive officers in each of the circumstances described above. In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

  The date of termination is December 31, 2007;

  The annual salary at the time of termination equals the 2007 base salary as established by the Compensation Committee for each executive officer;

  There is no accrued and unpaid salary; and

  There is no unpaid reimbursement for expenses incurred prior to the date of termination.

				Stock Plans
Name	Salary	Annual Bonus	Options	(1)	Taxes
Termination due to death, disability, or without cause in the absence of a change of control
H. Eric Bolton, Jr.	$392,070.00	$ 862,554.00		$2,105,565.75	$1,230,834.16
CEO

Simon R.C. Wadsworth	$255,680.00	$ 562,496.00		$1,416,649.50	$ 820,638.89
EVP and CFO

Termination without cause in anticipation of, on, or within three years after a change in control
H. Eric Bolton, Jr.	$1,172,289.30	$1,972,404.33		$2,105,565.75	$1,919,764.54
CEO

Simon R.C. Wadsworth	$764,483.20	$1,286,292.02		$1,416,649.50	$1,269,921.31
EVP and CFO
__________________

(1)	Amounts represent unvested restricted shares as of December 31, 2007, at the closing price on December 31, 2007, from the following outstanding plans:

	Total		Remaining
	Shares	Shares	Unvested
Plan	Granted	Vested	Shares	Vesting Schedule
2000 Executive Restricted Stock Grant
H. Eric Bolton, Jr.	4,500	3,150	1,350	10% annually beginning on 2/22/2001
Simon R.C. Wadsworth	1,250	875	375	10% annually beginning on 2/22/2001

2002 Key Management Restricted Stock Grant
H. Eric Bolton, Jr.	17,544	—	17,544	20% annually beginning on 3/31/2008
Simon R.C. Wadsworth	12,573	—	12,573	20% annually beginning on 3/31/2008

2005 Key Management Restricted Stock Grant
H. Eric Bolton, Jr.	3,398	—	3,398	100% on 6/30/2009
Simon R.C. Wadsworth	2,216	—	2,216	100% on 6/30/2009

Long-Term Performance Based Incentive Compensation Plan
H. Eric Bolton, Jr.	44,937	17,976	26,961	20% annually beginning on 12/31/2006
Simon R.C. Wadsworth	29,958	11,984	17,974	20% annually beginning on 12/31/2006

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of December 31, 2007, the Compensation Committee consisted of Mr. Horn, as Chairman, Mr. Norwood, and Mr. Sansom. None of the current members of the Compensation Committee is or was an officer or employee of Mid-America. During 2007, none of Mid-America’s executive officers served as a director or member of the Compensation Committee of any other entity whose executive officers served on Mid-America’s Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION TABLE

     Directors who are employees of Mid-America do not receive additional remuneration for serving as directors. In 2007, each non-employee director received $27,500 on an annual basis for serving on the Board of Directors. To compensate for their additional duties, the Audit Committee chairman received an additional $15,000, and other committee chairmen received an additional $7,500. Directors also received $1,000 for attending in person a meeting of the Board of Directors or a committee meeting not held in conjunction with a Board of Directors meeting, and $500 for attending by telephone a meeting of the Board of Directors or a committee meeting not held in conjunction with a Board meeting. In accordance with Mid-America’s Non-Qualified Deferred Compensation Plan For Outside Company Directors, the directors have the option of having phantom stock issued into a deferred compensation account in lieu of receiving cash. If directors choose to defer their compensation in this manner, the stock is then issued in two annual installments either in shares of Mid-America’s common stock or in a cash equivalent upon the director’s retirement from the Board.

     Non-employee directors also currently receive the equivalent of $75,000 worth of shares of restricted common stock in Mid-America upon their reelection to the Board of Directors. The shares vest in three equal annual installments at the end of each of the director’s years of service. At the discretion of the Compensation Committee, new directors appointed to the Board mid-term may receive a pro-rata grant of restricted stock based on the amount of time until the next Annual Meeting of Shareholders as well as their first grant, vesting for which remains dependent upon shareholder election to the Board of Directors. If the amendment to the Charter to move to annual elections for directors is passed by shareholders at the Annual Meeting, previously granted stock awards to non-employee directors will earn as the directors serve out their current terms then annual grants of $25,000 worth of shares of restricted stock in Mid-America will be issued upon each annual reelection.

     The table below represents the compensation earned by each non-employee director during 2007.

					Change in
					Pension Value
	Fees Earned			Non-Equity	and Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($) (2)	($)	($)	Earnings	($) (3)	($)
George E. Cates	$33,044.89	$24,985.71	$ —	$ —	$ —	$8,910.60	$66,941.20
Robert F. Fogelman	$16,279.60	$9,593.10	$ —	$ —	$ —	$22,438.93	$48,311.63
Alan B. Graf, Jr.	$51,004.65	$24,996.00	$ —	$ —	$ —	$17,665.15	$93,665.80
John S. Grinalds	$35,011.61	$24,985.71	$ —	$ —	$ —	$26,274.18	$86,271.50
Ralph Horn	$47,502.59	$24,996.00	$ —	$ —	$ —	$30,325.84	$102,824.43
Mary E. McCormick	$37,975.00	$25,018.52	$ —	$ —	$ —	$—	$62,993.52
Philip W. Norwood	$16,257.16	$8,802.90	$ —	$ —	$ —	$1,020.03	$26,080.09
William B. Sansom	$33,020.00	$24,994.32	$ —	$ —	$ —	$852.31	$58,866.63
Michael S. Starnes	$13,813.33	$9,593.10	$ —	$ —	$ —	$25,365.98	$48,772.41
__________________

(1)

This column represents annual director fees, meeting fees and chairmen fees regardless of whether they were paid as cash or deferred by the director and issued as phantom stock in Mid-America’s Non-qualified Deferred Compensation Plan For Outside Company Directors.

(2)

This column represents the 123R fair market value expense booked during 2007 for both previously issued stock awards and stock awards made in 2007 upon director appointment or reelection to the Board. The restricted common stock awards that were earned in 2007 include the following grants:

		Price	Number			Full
	Date of	of	of	Vesting	2007 123(R)	Grant Date
Name	Grant	Grant	Shares	Schedule	Expense	Fair Value
George E. Cates	5/16/2006	$52.34	1,432	33.33% annually for three years	$24,985.71	$74,950.88
Robert F. Fogelman	5/19/2005	$40.71	1,228	50% annually for two years	$9,593.10	$49,991.88
Alan B. Graf, Jr.	5/19/2005	$40.71	1,842	33.33% annually for three years	$24,996.00	$74,987.82
John S. Grinalds	5/16/2006	$52.34	1,432	33.33% annually for three years	$24,985.71	$74,950.88
Ralph Horn	5/19/2005	$40.71	1,842	33.33% annually for three years	$24,996.00	$74,987.82
Mary E. McCormick	5/16/2006	$52.34	1,910	25% annually for four years	$25,018.52	$99,969.40
Philip W. Norwood	8/23/2007	$49.73	1,508	33.33% annually for three years	$8,802.90	$74,992.84
William B. Sansom	11/30/2006	$60.00	1,458	14.2% on 5/22/2007 then 28.6%	$24,994.32	$87,480.00
				annually for three years
Michael S. Starnes	5/19/2005	$40.71	1,228	50% annually for two years	$9,593.10	$49,991.88
__________________

(3)	This column includes the dividend reinvestment shares acquired in Mid-America’s Non-qualified Deferred Compensation Plan For Outside Company Directors during the year.

AUDIT COMMITTEE REPORT

     The Audit Committee has the responsibilities and powers set forth in its charter which include the responsibility to assist the Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

     Management of Mid-America is responsible for the preparation, presentation and integrity of Mid-America’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Mid-America’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of Mid-America’s annual financial statements, reviews of Mid-America’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

     The Audit Committee has reviewed and discussed Mid-America’s audited financial statements for the year ended December 31, 2007 with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, Mid-America’s independent registered public accounting firm, the matters required by Codification of Statement on Auditing Standards No. 61, the Sarbanes-Oxley Act of 2002, and other matters required by the charter of this committee.

     The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP their independence from Mid-America and its management.

     The Audit Committee has received both management’s and the independent registered public accountant’s reports on internal control over financial reporting and has discussed the results of those audits. Management reported to the Audit Committee that no material weaknesses were identified by management during its assessment.

     The Audit Committee has discussed with Mid-America’s management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

     As a result of their review and discussions, the Audit Committee has recommended to the Board of Directors the inclusion of Mid-America’s audited financial statements in the annual report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
ALAN B. GRAF, JR. (Chairman)
JOHN S. GRINALDS
MARY E. MCCORMICK

AUDIT AND NON-AUDIT FEES

     The following table shows the fees paid or accrued by Mid-America for audit and other services provided by Ernst & Young LLP, Mid-America’s independent registered public accounting firm effective October 31, 2005, for the years ended December 31, 2007 and 2006.

		Audit		All
	Audit	Related	Tax	Other	Total
	Fees	Fees	Fees	Fees	Fees
2007	$771,436	$61,668	$ —	$1,500	$834,604
2006	$793,515	$16,000	$ —	$1,500	$811,015

     SEC rules under Section 202 of the Sarbanes-Oxley Act of 2002 require the Audit Committee to pre-approve audit and non-audit services provided by our independent registered public accounting firm. In 2002, our Audit Committee began pre-approving all services provided by our independent registered public accounting firm and has pre-approved all new services since that time.

PROPOSAL NO. 1
AMENDMENT TO THE CHARTER

     Mid-America’s Charter, as amended and restated to date, to be referred to as the Charter, currently requires that the Board of Directors be staggered into three classes with only one class standing for election in any given year, resulting in Directors serving three-year terms. The Board of Directors believes that the elimination of this staggered Board structure would be in line with current best governance practices, and therefore proposes that you vote to amend the Charter to provide for our moving from a staggered Board structure toward the annual election of all Directors. Under the proposed amendment, each of the classes of Directors would serve out the balance of their current three-year terms, and afterwards their successors would be elected for one-year terms, resulting in annual elections for all Directors commencing with the Annual Meeting of Shareholders to be held in 2010. The proposed Articles of Amendment relating to the move from a staggered Board structure toward the annual election of all Directors is attached as Exhibit A to this Proxy Statement.

     The specific text of the proposal is to replace the Section 7(a) in its entirety and substituting in lieu thereof a new Section 7(a) to read as follows:

“7(a). Directors. The Corporation shall have a Board of Directors consisting of not less than three (3) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors. However, the number of directors shall never be less than the minimum number required by the Tennessee Business Corporation Act. A director need not be a shareholder. At each annual shareholder meeting following the end of fiscal year 2009, the shareholders shall elect directors to serve one-year terms and until their successors are elected and qualified.”

     The Board believes that staggered boards are often viewed as having the effect of insulating directors from being accountable to a company’s shareholders. A staggered board limits the ability of shareholders to elect all directors on an annual basis, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. De-staggering the Board could therefore make it more likely that a potential acquirer may offer Mid-America’s shareholders a control premium for their shares. However, if the proposal is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of Mid-America on terms that the current Board does not believe are in the best interests of the Mid-America’s shareholders.

     The affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting, in person or by proxy, is required to approve the amendment to the current Charter.

The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL NO. 2
ELECTION OF DIRECTORS

     The Board of Directors proposes that Messrs. Bolton, Graf and Horn, all of whom are currently serving as directors, be reelected for a new term of one year if the proposal to amend the Charter is adopted, otherwise to serve a term of three years as Class II Directors, and in either case until their successors are duly elected and qualified. We have no reason to believe that any nominee for Director will not agree or be available to serve as a Director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or to allow the vacancy to remain open until filled by our Board of Directors. The presence of a quorum at the Annual Meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting is necessary to elect a nominee as a Director.

     Philip W. Norwood, who joined the Board in August 2007, was recommended to the Nominating and Corporate Governance Committee to serve as a Class I Board member by existing Director Mary E. McCormick and was approved by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors proposes that Mr. Norwood be elected to serve as a Class I Director to serve a term of two years, or until his successor is duly elected and qualified. Electing Mr. Norwood for a two-year term will align him with the other Class I Directors who will begin serving one-year terms at the Annual Meeting of Shareholders in 2010 if the proposal to amend the Charter is adopted. We have no reason to believe that Mr. Norwood will not agree or be available to serve as a Director if elected. However, should he become unable or unwilling to serve, the proxies may be voted for a substitute nominee or to allow the vacancy to remain open until filled by our Board of Directors. The presence of a quorum at the Annual Meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting is necessary to elect Mr. Norwood as a Director.

     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

NOMINEES FOR ELECTION

Current Class II Director Nominees

     Terms will expire at the 2009 Annual Meeting if Proposal No. 1 is adopted, otherwise at the 2011 Annual Meeting

H. ERIC BOLTON, JR.

     Mr. Bolton, age 51, has served as a director since February 1997. Mr. Bolton is our Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Bolton joined us in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Mr. Bolton assumed the position of Chief Executive Officer following the planned retirement of George E. Cates in October 2001 and became Chairman of the Board in September 2002. Mr. Bolton was with Trammell Crow Company for more than five years, and prior to joining us was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. Mr. Bolton is also a director for Interstate Hotels and Resorts, Inc.

Committees: None

ALAN B. GRAF, JR.

     Mr. Graf, age 54, has served as a director since June 2002. Mr. Graf is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998 and is a member of FedEx Corporation’s Executive Committee. Prior to that time, Mr. Graf was Executive Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. Mr. Graf joined FedEx in 1980. Mr. Graf is also a director for NIKE Inc. and Methodist Hospitals.

Committees: Audit (Chairman)

RALPH HORN

     Mr. Horn, age 67, has served as a director since April 1998. Mr. Horn was elected President, Chief Operating Officer, and a director of First Tennessee National Corporation (“FTNC”), now First Horizon National Corporation, in July 1991 and Chief Executive Officer in April 1994. Mr. Horn was elected Chairman of the Board of FTNC in January 1996. Mr. Horn served as Chief Executive Officer and President of FTNC until July 2002, and as Chairman of the Board through December 2003. Mr. Horn is also a director of Gaylord Entertainment Corporation.

Committees: Compensation (Chairman), Nominating and Corporate Governance (Chairman)

Class I Director Nominees

     Term will expire at the 2010 Annual Meeting

PHILIP W. NORWOOD

     Mr. Norwood, age 60, has served as a director since August 2007. Mr. Norwood has served as the President and Chief Executive Officer of Faison Enterprises, Inc., a real estate development and investment company, since 1994. Prior to joining Faison Enterprises, Inc., Mr. Norwood held several positions for Trammell Crow Company. Mr. Norwood is a member of several real estate associations.

Committees: Compensation, Nominating and Corporate Governance

     The affirmative vote of a plurality of the votes cast at the Annual Meeting, in person or by proxy, is required to elect the nominees as Directors.

The Board of Directors recommends a vote “FOR” each of the Director nominees.

INCUMBENT DIRECTORS

Class III

     Terms will expire at the 2009 Annual Meeting

GEORGE E. CATES

     Mr. Cates, age 70, has served as a director since 1994 and served as Chairman of the Board of Directors from the time of its initial public offering in February 1994 until September 2002. Mr. Cates served as our President and Chief Executive Officer from February 1994 until his planned retirement in October 2001. Mr. Cates was President and Chief Executive Officer of The Cates Company from 1977 until its merger with us in February 1994.

Committees: None

JOHN S. GRINALDS

     General Grinalds, age 70, has served as a director since November 1997. General Grinalds served as the President of The Citadel from 1997 until August 2005. Prior to assuming the presidency of The Citadel, General Grinalds was the headmaster of Woodberry Forest School. From 1989 to 1991, General Grinalds held the rank of Major General in the United States Marine Corp. General Grinalds is also a director of Carolina First Bank.

Committees: Audit

SIMON R. C. WADSWORTH

     Mr. Wadsworth, age 60, has been Executive Vice President, Chief Financial Officer and a director since joining Mid-America in March 1994. Mr. Wadsworth owned a distribution company from 1982 until its successful sale in 1993 and prior to that served as Director of Mergers and Acquisitions for Holiday Inns, Inc.

Committees: None

Class I Directors

     Terms will expire at the 2010 Annual Meeting

MARY E. MCCORMICK

     Mrs. McCormick, age 50, has served as a director since March 2006. Ms. McCormick served the Ohio Public Employees Retirement System from 1989 through 2005, most recently directing real estate investments and overseeing an internally managed REIT portfolio. From 2005 to 2006 Ms. McCormick was a strategy consultant for Hawkeye Partners, an investment management firm. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations. Ms. McCormick also serves as a director for EastGroup Properties, Inc.

Committees: Audit

WILLIAM B. SANSOM

     Mr. Sansom, age 66, has served as a director since November 2006. Mr. Sansom is the Chairman of the Board of Directors, Chief Executive Officer and President of the H.T. Hackney Co. From 1979 to 1981, Mr. Sansom served as the Tennessee Commissioner of Transportation, and from 1981 to 1983 as the Tennessee Commissioner of Finance and Administration. In 2006, Mr. Sansom was named the Chairman of the Board of the Tennessee Valley Authority. Mr. Sansom also serves as a director for Astec Industries, Inc. and First Horizon National Corporation.

Committees: Compensation, Nominating and Corporate Governance

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Audit Committee is responsible for selecting our independent registered public accounting firm and has selected Ernst & Young LLP to audit our financial statements for the 2008 fiscal year. Accordingly, shareholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008. The Board of Directors believes, however, that submitting the appointment of Ernst & Young LLP to the shareholders for ratification is a matter of good corporate governance. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and to answer any appropriate questions.

     In the event you do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of Ernst & Young LLP. Even if you do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Mid-America and our shareholders.

     For ratification of the proposal to appoint Ernst & Young LLP as Mid-America’s independent registered public accounting firm for the fiscal year ending December 31, 2008, the proposal must receive more votes in favor of ratification than votes cast against.

On behalf of the Audit Committee, the Board of Directors recommends a vote in favor of Proposal No. 3.

OTHER MATTERS

     The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

LESLIE B.C. WOLFGANG
Vice President, Director of External Reporting and
Corporate Secretary

April 7, 2008